                                                                   EXHIBIT 99.1


news release

                                                      [TENNECO AUTOMOTIVE LOGO]


  Contacts:        Jane Ostrander
                   Media Relations
                   847 482-5607
                   jane.ostrander@tenneco-automotive.com

                   Leslie Hunziker
                   Investor Relations
                   847 482-5042
                   leslie.hunziker@tenneco-automotive.com


        TENNECO AUTOMOTIVE TO WITHDRAW EQUITY OFFERING DUE TO WEAK MARKET

Lake Forest, Illinois, May 24, 2004 -- Tenneco Automotive (NYSE: TEN) announced today that the company is not proceeding with its proposed public offering of approximately $150 million, or 11.9 million shares, of its common stock as previously announced on April 16, 2004.

The company has decided against the equity offering due to volatility in the market and the immediate impact on the company's stock price. The company determined that concluding the offering at this time was not in the best interest of its current stockholders.

As a result of withdrawing from its public offering of common stock, Tenneco Automotive is also withdrawing its tender offer seeking approximately $130,000,000 aggregate principal amount of its 11 5/8 percent Senior Subordinated Notes due in 2009 (CUSIP Number 880349AA3).

Based on these volatile market conditions, the company has no intention to access the markets in the near term. The company will continue to evaluate opportunities to reduce the interest expense on its 11 5/8 percent Senior Subordinated Notes, which are first callable beginning in October 2004.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This release contains forward-looking statements concerning Tenneco Automotive's plans. The forward-looking statements are subject to risks and uncertainties regarding market conditions and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
                                       ###